Exhibit 99.1

*** NEWS RELEASE ***

TO:	All Area News Agencies	For More Information Contact:

FROM:	First Commonwealth	Edward J. Lipkus III, Executive Vice
	Financial Corporation	President and Chief Financial Officer
First Commonwealth Financial Corporation (724) 349-7220
DATE:	April 17, 2008

First Commonwealth Announces First Quarter 2008 Financial Results

Net Income Increases;

Commercial Loans and Non-Interest Income Increase

Indiana, PA., April 17, 2008 - First Commonwealth Financial Corporation (NYSE: FCF), the holding company for First Commonwealth Bank, announced today the financial results for the first quarter of 2008.

First Quarter Results

First Commonwealth reported first quarter 2008 net income of $11.1 million or $0.15 per diluted share compared to $10.9 million or $0.15 per diluted share in the same period last year and $11.6 million or $0.16 per diluted share for the fourth quarter of 2007. Net income increased $226 thousand or 2.1% from the comparable period last year primarily due to an increase in non-interest income, partly offset by a decline in net interest income, a larger provision for credit losses and higher non-interest expense. Compared to the fourth quarter of 2007, net income decreased $527 thousand, or 4.5%, mainly due to higher non-interest expense and provision for credit losses partly offset by increased net interest income and a lower tax provision. First quarter return on average equity and average assets increased to 7.73% and 0.75%, respectively, compared to 7.64% and 0.74% for the prior year period and 8.08% and 0.80% for the fourth quarter of 2007.

Developments during the first quarter include:

•	Total loan and significant commercial loan growth year over year.

•	Significant non-interest income growth year over year.

•	A new location opened in the Pittsburgh market (Squirrel Hill).

•	Announced the hiring of J. Eric Renner as Executive Vice President / Consumer Services for First Commonwealth Bank.

“I am excited about the positive financial results First Commonwealth experienced this quarter,” said John J. Dolan, President and CEO. “The effort expended in 2007 to align the structure of our organization and to re-commit the company to being responsive to our clients’ needs is beginning to produce favorable results. Our client-centric focus of becoming ‘First Choice’ in our marketplace has resulted in increased revenue growth.”

Net Interest Income and Margin

Net interest income was up $926 thousand, or 2.3%, from the fourth quarter of 2007 and has increased now for the last three quarters. This improvement in net interest income is primarily due to increased levels of interest earning assets during these periods. We experienced strong loan growth in the last two quarters, mainly in commercial loans. Total loans increased $189.7 million, or 5.1%, year over year and increased $195.4 million, or 5.3%, compared to the prior quarter. Investment securities increased $54.4 million, or 3.3%, year over year and increased $44.0 million, or 2.7%, compared to the prior quarter.

The Federal Reserve Bank cut short-term interest rates 100 basis points in 2007 and 200 basis points in the first quarter of 2008. Despite these reductions, net interest margin on a tax equivalent basis for the first quarter 2008 only decreased eight basis points, or 0.08%, to 3.28%, compared with 3.36% in the corresponding period last year and declined four basis points, or 0.04%, from the fourth quarter of 2007. Our yield on total interest-earning assets declined faster than the cost of our interest-bearing liabilities in the year-to-year comparison. For the first quarter of 2008, the ratio of noninterest-bearing funding sources as a percentage of interest-earning assets decreased over the fourth quarter of 2007 providing additional pressure on the net interest margin.

Average interest-earning assets were $56.6 million higher in the first quarter of 2008 compared to the first quarter of 2007 driven by an increase in average loans of $98.1 million, partly offset by a decrease in average investment securities of $39.6 million. Average interest-earning assets increased $244.1 million, or 4.7%, over the fourth quarter of 2007 due to an average increase of $169.6 million in loans and $81.2 million in investment securities. Average borrowings increased $23.4 million in the first quarter of 2008 compared to the same period in 2007 and increased $288.5 million compared to the fourth quarter of 2007 primarily to fund growth in interest-earning assets.

Non-Interest Income

Non-interest income for the first quarter of 2008 increased $2.0 million, or 17.8%, from the first quarter of 2007 and increased $626 thousand, or 4.9%, from the fourth quarter of 2007, primarily due to higher insurance commissions and increases in other income. Higher sales, additional producers and an enhanced calling program resulted in increased insurance commissions. Other income increased primarily due to increased letter of credit fees and swap fees.

Non-Interest Expense

Non-interest expense for the first quarter of 2008 increased $1.1 million, or 2.9%, compared to the first quarter of 2007 and increased $2.0 million, or 5.4%, from the fourth quarter of 2007.

During the first quarter of 2008, salaries and employee benefits remained flat compared to the first quarter of 2007. The first quarter of 2007 included expenses of $746 thousand relating to a separation agreement with the company’s former CEO. Net occupancy expense increased $554 thousand, or 16.5%, due to branch expansion and higher building repairs and maintenance costs. Advertising expense decreased $467 thousand, or 42.6%, due to increased branding efforts in the first quarter of 2007 while other expenses increased $733 thousand, or 10.4%, primarily due to increased contributions, professional fees, collection fees and operational losses.

When compared to the fourth quarter of 2007, salaries and employee benefits increased $1.5 million, or 7.8%, due to annual merit salary increases and lower employer-related costs in the fourth quarter due to the yearly cap on payroll taxes, principally unemployment insurance. The remainder of the increase in non-interest expense was the result of the changes mentioned above.

Income Tax

Income tax expense increased $350 thousand for the first quarter of 2008 compared to the same period in 2007. First Commonwealth’s effective tax rate was 11.1% in the first quarter of 2008 compared to 8.7% in the same period in 2007 and 15.4% in the fourth quarter of 2007. Nontaxable income and tax credits had a smaller impact on the effective tax rate in the first quarter of 2008 due to a $576 thousand increase in pretax income compared to the same period last year. The decrease in the effective tax rate from the fourth quarter of 2007 was the result of nontaxable income and tax credits having a larger impact in the first quarter of 2008 in addition to a $336 thousand charge in the fourth quarter of 2007 to record the tax effect of purchase accounting adjustments related to prior acquisitions.

Credit Quality and Provision for Credit Losses

First Commonwealth is not a participant or underwriter in the sub-prime mortgage loan or collateralized debt marketplace and therefore does not have any exposure to risks associated with these activities. All mortgage backed securities in First Commonwealth’s portfolio are AAA rated and backed by U.S. Government agencies.

For the quarter ending March 31, 2008, non-accrual loans decreased approximately $5.3 million from the fourth quarter of 2007 due to the successful workout of commercial credits including the $4.3 million commercial credit relationship that was placed on non-accrual in the fourth quarter of 2007. Non-accrual loans increased $36.1 million to $48.8 million at March 31, 2008 compared to $12.7 million at March 31, 2007, mainly due to a $30.0 million commercial credit relationship placed on non-accrual during the second quarter of 2007. This credit relationship has been monitored since the second quarter of 2006 when management disclosed that this credit had experienced deterioration. This credit is collateralized by real estate and equipment and a reserve has been allocated, primarily during 2006, to cover the expected losses.

As previously disclosed, First Commonwealth purchased $7.0 million in loans from Equipment Finance, LLC (“EFI”), a division of Sterling Financial Corporation of Lancaster, Pennsylvania (“Sterling”) during 2006. Sterling subsequently disclosed an investigation, which is still ongoing, into financial irregularities related to certain financing contracts at EFI. Loans in this portfolio are collateralized by equipment and reserves were allocated in the second quarter of 2007 to cover the expected losses. At March 31, 2008, the remaining balance in the portfolio was $4.1 million, of which $3.0 million was classified as non-accrual. No EFI loans were reclassified by First Commonwealth as non-accrual during the first quarter of 2008. PNC Financial Services Group, Inc. finalized the acquisition of Sterling on April 4, 2008.

Loans past due in excess of 90 days and still accruing increased $6.4 million to $20.1 million compared to March 31, 2007. The majority of this increase is related to one commercial loan that management believes is adequately collateralized by real estate. The provision for credit losses for the first quarter of 2008 increased $200 thousand compared to the first quarter of 2007. While First Commonwealth experienced payoffs on loans that carried specific allocated reserves that resulted in an improvement in credit quality, additional provisions were warranted due to the growth in the commercial portfolio.

Management believes that the allowance for credit losses is at a level deemed sufficient to absorb losses inherent in the loan portfolio at March 31, 2008.

About First Commonwealth Financial Corporation

First Commonwealth Financial Corporation is a $6.1 billion bank holding company headquartered in Indiana, Pennsylvania. It operates 112 retail branch offices in 15 counties in western and central Pennsylvania through First Commonwealth Bank, a Pennsylvania chartered bank and trust company. Financial services and insurance products are also provided through First Commonwealth Insurance Agency and First Commonwealth Financial Advisors, Inc.

Earnings Conference Call to be Held Thursday, April 17, 2008

An earnings conference call will be held on Thursday, April 17, 2008 at 2:00 p.m. local time to discuss financial results for the quarter ended March 31, 2008. The call will be hosted by John J. Dolan, President and Chief Executive Officer. He will be joined by Edward J. Lipkus, Executive Vice President and Chief Financial Officer and T. Michael Price, President of First Commonwealth Bank.

To listen to the conference call, go to First Commonwealth’s webpage http://www.fcbanking.com, click on “Investor Relations” and then on the “Webcast” link and follow the instructions. After the live presentation, the webcast will be archived on this website for 30 days.

Forward-Looking Statements

This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the adequacy of First Commonwealth’s allowance for credit losses, improvements in commercial loan balances and quality and the impact of recent organizational changes and strategic initiatives on future results. Forward-looking statements describe First Commonwealth’s future plans, strategies and expectations and are based on assumptions and involve risks and uncertainties, many of which are beyond the control of First Commonwealth and which may cause actual results, performance or achievements to differ materially from the results, performance or achievements contemplated by the forward-looking statements. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.” Forward-looking statements speak only as of the date they are made. Such risks and uncertainties include among other things:

•	adverse changes in the economy or business conditions, either nationally or in First Commonwealth’s market areas, which could increase credit-related losses and expenses and/or limit growth;

•	increases in defaults by borrowers and other delinquencies, which could result in an increased provision for credit losses on loans and related expenses;

•	fluctuations in interest rates and market prices, which could reduce net interest margin and asset valuations and increase expenses;

•

changes in legislative or regulatory requirements applicable to First Commonwealth and its subsidiaries, which could increase costs, limit certain operations and adversely affect results of operations;

•	the inability to successfully execute First Commonwealth’s strategic growth initiatives, which could limit future revenue and earnings growth; and

•	other risks and uncertainties described in First Commonwealth’s reports filed with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K.

FIRST COMMONWEALTH FINANCIAL CORPORATION

CONSOLIDATED SELECTED FINANCIAL DATA

(dollars in thousands, except share data)

	For the Quarter Ended
	March 31, 2008	December 31, 2007	September 30, 2007	June 30, 2007	March 31, 2007
Interest Income
Interest and fees on loans	$62,067	$63,488	$63,737	$62,813	$63,913
Interest and dividends on investments:
Taxable interest	15,531	14,967	14,259	14,889	16,145
Interest exempt from Federal income taxes	3,595	3,510	3,424	3,427	3,371
Dividends	609	752	753	720	733
Interest on Federal funds sold	0	74	57	2	24
Interest on bank deposits	5	8	8	10	11

Total interest income	81,807	82,799	82,238	81,861	84,197

Interest Expense
Interest on deposits	31,033	34,527	33,786	32,872	31,585
Interest on short-term borrowings	3,705	1,819	1,977	2,700	4,946

Interest on subordinated debentures	1,911	2,156	2,130	2,123	2,117
Interest on other long-term debt	4,074	4,139	4,211	4,327	4,298

Total interest on long-term debt	5,985	6,295	6,341	6,450	6,415

Total interest expense	40,723	42,641	42,104	42,022	42,946

Net Interest Income	41,084	40,158	40,134	39,839	41,251
Provision for credit losses	3,179	2,352	2,296	2,415	2,979

Net Interest Income after provision for credit losses	37,905	37,806	37,838	37,424	38,272

Non-Interest Income
Net securities gains	501	403	16	150	605
Trust income	1,532	1,428	1,517	1,518	1,418
Service charges on deposit accounts	4,425	4,690	4,609	4,517	4,165
Insurance commissions	1,277	909	1,064	857	730
Income from bank owned life insurance	1,487	1,557	1,534	1,520	1,490
Card related interchange income	1,753	1,791	1,654	1,634	1,485
Other income	2,481	2,052	1,819	2,205	1,533

Total non-interest income	13,456	12,830	12,213	12,401	11,426

Non-Interest Expense
Salaries and employee benefits	20,330	18,859	18,401	18,588	20,284
Net occupancy expense	3,907	3,484	3,475	3,398	3,353
Furniture and equipment expense	3,078	3,126	3,243	2,914	2,717
Advertising expense	628	957	475	340	1,095
Data processing expense	1,051	987	942	925	954
Pennsylvania shares tax expense	1,271	1,446	1,439	1,415	1,469
Intangible amortization	831	831	857	870	870
Other expenses	7,760	7,185	7,648	8,433	7,027

Total non-interest expense	38,856	36,875	36,480	36,883	37,769

Income before income taxes	12,505	13,761	13,571	12,942	11,929
Applicable income taxes	1,384	2,113	1,352	1,454	1,034

Net Income	$11,121	$11,648	$12,219	$11,488	$10,895

Average Shares Outstanding	72,452,875	72,391,577	72,589,329	73,180,532	73,113,823
Average Shares Outstanding Assuming Dilution	72,559,668	72,513,962	72,705,753	73,314,997	73,370,678
Per Share Data:
Basic Earnings Per Share	$0.15	$0.16	$0.17	$0.16	$0.15
Diluted Earnings Per Share	$0.15	$0.16	$0.17	$0.16	$0.15
Cash Dividends Declared per Common Share	$0.17	$0.17	$0.17	$0.17	$0.17

FIRST COMMONWEALTH FINANCIAL CORPORATION

CONSOLIDATED SELECTED FINANCIAL DATA

(dollars in thousands, except share data)

	March 31, 2008	December 31, 2007	September 30, 2007	June 30, 2007	March 31, 2007
Assets
Cash and due from banks	$92,554	$100,791	$86,499	$92,407	$84,137
Interest-bearing bank deposits	219	1,719	1,060	1,310	463
Securities available for sale, at market value	1,623,788	1,574,217	1,460,909	1,451,019	1,557,247
Securities held to maturity, at amortized cost, (Market value $67,451 at March 31, 2008 and $72,928 at December 31, 2007)	65,935	71,497	73,024	76,366	78,092
Loans:
Portfolio loans	3,893,202	3,697,843	3,660,153	3,674,725	3,703,545
Unearned income	(19)	(24)	(30)	(37)	(47)
Allowance for credit losses	(41,613)	(42,396)	(43,210)	(43,968)	(43,379)

Net loans	3,851,570	3,655,423	3,616,913	3,630,720	3,660,119

Premises and equipment, net	69,191	69,487	70,133	70,567	70,916
Other real estate owned	3,280	2,172	1,803	1,241	1,663
Goodwill	159,956	159,956	159,956	160,755	160,759
Amortizing intangibles, net	12,609	13,441	14,272	15,129	15,999
Other assets	239,877	234,915	237,527	235,674	231,817

Total assets	$6,118,979	$5,883,618	$5,722,096	$5,735,188	$5,861,212

Liabilities
Deposits (all domestic):
Noninterest-bearing	$542,331	$523,203	$522,810	$530,063	$525,387
Interest-bearing	3,778,337	3,824,016	3,811,133	3,877,708	3,830,000

Total deposits	4,320,668	4,347,219	4,333,943	4,407,771	4,355,387

Short-term borrowings	642,869	354,201	237,734	147,346	309,895
Other liabilities	48,259	65,464	44,156	43,807	45,318

Subordinated debentures	105,750	105,750	108,250	108,250	108,250
Other long-term debt	426,955	442,196	435,781	467,856	470,032

Total long-term debt	532,705	547,946	544,031	576,106	578,282

Total liabilities	5,544,501	5,314,830	5,159,864	5,175,030	5,288,882

Shareholders’ Equity
Preferred stock, $1 par value per share, 3,000,000 shares authorized, none issued	0	0	0	0	0
Common stock, $1 par value per share, 100,000,000 shares authorized; 75,100,431 shares issued and 73,161,726 shares outstanding at March 31, 2008; 75,100,431 shares issued and 73,128,612 shares outstanding at December 31, 2007	75,100	75,100	75,100	75,100	75,100
Additional paid-in capital	206,498	206,889	207,310	207,553	207,958
Retained earnings	317,058	319,246	319,472	319,677	320,734
Accumulated other comprehensive income (loss), net	7,215	(147)	(6,736)	(15,417)	(6,224)
Treasury stock (1,938,705 and 1,971,819 shares at March 31, 2008 and December 31, 2007, respectively, at cost)	(22,293)	(22,700)	(22,814)	(16,155)	(14,138)
Unearned ESOP shares	(9,100)	(9,600)	(10,100)	(10,600)	(11,100)

Total shareholders’ equity	574,478	568,788	562,232	560,158	572,330

Total liabilities and shareholders’ equity	$6,118,979	$5,883,618	$5,722,096	$5,735,188	$5,861,212

Book value per share	$7.85	$7.78	$7.69	$7.59	$7.74
Market value per share	$11.59	$10.65	$11.06	$10.92	$11.75

FIRST COMMONWEALTH FINANCIAL CORPORATION

CONSOLIDATED SELECTED FINANCIAL DATA

Loans by Categories

(dollars in thousands)

	March 31, 2008	December 31, 2007	September 30, 2007	June 30, 2007	March 31, 2007
Commercial, financial, agricultural and other	$1,052,971	$926,904	$901,679	$866,590	$854,843
Real estate - construction	241,114	207,708	143,680	123,844	101,719
Real estate - residential	1,230,928	1,237,986	1,268,313	1,288,089	1,312,389
Real estate - commercial	909,613	861,077	865,389	899,669	914,389
Loans to individuals	458,576	464,106	480,956	496,228	519,711
Leases, net of unearned income	0	62	136	305	494

Gross loans and leases	3,893,202	3,697,843	3,660,153	3,674,725	3,703,545
Unearned income	(19)	(24)	(30)	(37)	(47)

Total loans and leases net of unearned income	$3,893,183	$3,697,819	$3,660,123	$3,674,688	$3,703,498

FIRST COMMONWEALTH FINANCIAL CORPORATION

CONSOLIDATED SELECTED FINANCIAL DATA

Quarter To Date Average Balance Sheets and Net Interest Analysis at March 31,

(dollars in thousands)

	2008			2007
	Average Balance	Income/Expense	Yield or Rate (a)	Average Balance	Income/Expense	Yield or Rate (a)
Assets
Interest-earning assets:
Interest-bearing deposits with banks	$546	$5	3.71%	$622	$11	6.75%
Tax-free investment securities	320,191	3,595	6.95%	300,025	3,371	7.01%
Taxable investment securities	1,321,117	16,140	4.91%	1,380,899	16,878	4.96%
Federal funds sold	43	0	2.86%	1,871	24	5.30%
Loans, net of unearned income (b)(c)	3,835,587	62,067	6.69%	3,737,477	63,913	7.14%

Total interest-earning assets	5,477,484	81,807	6.27%	5,420,894	84,197	6.58%

Noninterest-earning assets:
Cash	73,860			83,093
Allowance for credit losses	(42,358)			(43,321)
Other assets	487,546			485,980

Total noninterest-earning assets	519,048			525,752

Total Assets	$5,996,532			$5,946,646

Liabilities and Shareholders’ Equity
Interest-bearing liabilities:
Interest-bearing demand deposits (d)	$573,121	$1,747	1.23%	$582,560	$2,571	1.79%
Savings deposits (d)	1,089,059	5,348	1.98%	1,122,522	6,081	2.20%
Time deposits	2,164,394	23,938	4.45%	2,110,361	22,933	4.41%
Short-term borrowings	493,776	3,705	3.02%	438,139	4,946	4.58%
Long-term debt	549,016	5,985	4.38%	581,290	6,415	4.48%

Total interest-bearing liabilities	4,869,366	40,723	3.36%	4,834,872	42,946	3.60%

Noninterest-bearing liabilities and capital:
Noninterest-bearing demand deposits (d)	510,150			503,477
Other liabilities	38,054			30,027
Shareholders’ equity	578,962			578,270

Total noninterest-bearing funding sources	1,127,166			1,111,774

Total Liabilities and Shareholders’ Equity	$5,996,532			$5,946,646

Net Interest Income and Net Yield on Interest-Earning Assets		$41,084	3.28%		$41,251	3.36%

(a)	Yields on interest-earning assets have been computed on a tax equivalent basis using the 35% Federal income tax statutory rate.
(b)	Income on nonaccrual loans is accounted for on the cash basis, and the loan balances are included in interest-earning assets.
(c)	Loan income includes loan fees.
(d)	Average balances do not include reallocations from noninterest-bearing demand deposits and interest-bearing demand deposits into savings deposits which were made for regulatory purposes.

FIRST COMMONWEALTH FINANCIAL CORPORATION

CONSOLIDATED SELECTED FINANCIAL DATA

Asset Quality Data

(dollars in thousands)

	March 31, 2008	December 31, 2007	September 30, 2007	June 30, 2007	March 31, 2007
Loans on non-accrual basis	$48,799	$54,119	$50,161	$47,738	$12,746
Troubled debt restructured loans	143	147	150	154	157

Total nonperforming loans	$48,942	$54,266	$50,311	$47,892	$12,903
Loans past due in excess of 90 days and still accruing	$20,066	$12,853	$13,677	$13,858	$13,644
Loans outstanding at end of period	$3,893,183	$3,697,819	$3,660,123	$3,674,688	$3,703,498
Average loans outstanding	$3,835,587	$3,687,037	$3,694,124	$3,714,927	$3,737,477
Allowance for credit losses	$41,613	$42,396	$43,210	$43,968	$43,379
Nonperforming loans as a percentage of total loans	1.26%	1.47%	1.37%	1.30%	0.35%
Provision for credit losses	$3,179	$10,042	$7,690	$5,394	$2,979
Net credit losses	$3,962	$10,294	$7,128	$4,074	$2,248
Net credit losses as a percentage of average loans outstanding (annualized)	0.42%	0.28%	0.26%	0.22%	0.24%
Allowance for credit losses as a percentage of average loans outstanding	1.08%	1.15%	1.17%	1.18%	1.16%
Allowance for credit losses as a percentage of nonperforming loans	85.03%	78.13%	85.89%	91.81%	336.19%
Other real estate owned	$3,280	$2,172	$1,803	$1,241	$1,663

Profitability Ratios (dollars in thousands)

	For the Quarter Ended
	March 31, 2008	December 31, 2007	September 30, 2007	June 30, 2007	March 31, 2007
Return on average assets	0.75%	0.80%	0.85%	0.79%	0.74%
Return on average equity	7.73%	8.08%	8.59%	8.00%	7.64%
Net interest margin	3.28%	3.32%	3.36%	3.31%	3.36%
Efficiency ratio (a)	66.78%	65.15%	65.17%	65.88%	66.98%
Fully tax equivalent adjustment	$3,648	$3,614	$3,633	$3,745	$3,715

(a)	Efficiency ratio is “total non-interest expense” as a percentage of total revenue.

Total revenue consists of “net interest income, on a fully tax-equivalent basis,” plus “total non-interest income.”